                                                      COMMISSION FILE NO. 1-6903

                                   FORM 8-A/A
                                AMENDMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            TRINITY INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                    75-0225040
   (STATE OF INCORPORATION)                  (IRS EMPLOYER IDENTIFICATION NO.)


             2525 STEMMONS FREEWAY, DALLAS, TEXAS        75207-2401
           (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                                         NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                                         EACH CLASS IS TO BE REGISTERED
             -------------------                                         ------------------------------
RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING                             NEW YORK STOCK EXCHANGE
               PREFERRED STOCK

         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(c), PLEASE CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), PLEASE CHECK THE FOLLOWING BOX. [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                ----------------
                                (TITLE OF CLASS)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On March 11, 1999, the Board of Directors of Trinity Industries, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's common stock, $1.00 par value (the "Common Stock"), to stockholders of record at the close of business on April 27, 1999. See the Company's Registration Statement on Form 8-A, filed April 2, 1999 for a complete description of the Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

         On August 13, 2001, the Company, TCMC Acquisition Corp., an Illinois corporation and wholly owned subsidiary of the Company ("Merger Sub"), Thrall Car Management Company, Inc., a Delaware corporation ("Newco"), and Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("Thrall"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Thrall and Thrall will become a wholly owned subsidiary of the Company. In the Merger, Newco will receive (a) One Hundred Sixty-Five Million Five Hundred Thousand Dollars ($165,500,000) in cash, (b) Seven Million One Hundred Fifty Thousand (7,150,000) shares of Common Stock and
(c) the right to receive additional payments of up to Forty-Five Million Dollars ($45,000,000)) over a five year period, based on a formula related to the annual railcar industry productions levels.

         In connection with the Merger Agreement, the Company and the Rights Agent have amended the terms of the Rights Agreement (the "Amendment") so that Newco shall only be considered an "Acquiring Person" (as defined in the Rights Agreement) when Newco, alone or together with all Affiliates (as defined in the Rights Agreement) and Associates (as defined in the Rights Agreement), shall be the Beneficial Owner (as defined in the Rights Agreement) of more than 20% of the shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition, by Newco under or pursuant to the Merger Agreement). The Amendment further provides that a stockholder of Newco shall only be considered an "Acquiring Person" when the stockholder, alone or together with all Affiliates and Associates, shall be the Beneficial Owner of more than 20% of the shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition, by Newco under or pursuant to the Merger Agreement).

         This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, incorporated by reference herein.

Item 2.   Exhibits

         Item 2 of the Registration Statement is hereby amended and restated to read in its entirety as follows:

1 Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto.

2 Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent.

3 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as
         Exhibit 1 to the Rights Agreement filed as Exhibit 1).

4 Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).



                                    * * * * *

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       TRINITY INDUSTRIES, INC.


August 16, 2001                        By   /s/ MICHAEL G. FORTADO
                                           ------------------------------------
                                           Michael G. Fortado
                                           Vice President, General Counsel and
                                           Secretary

                                  EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
1        Rights Agreement, dated as of March 11, 1999, by and between Trinity
         Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto (previously filed as Exhibit 1 to the Registrant's
         Registration Statement on Form 8-A, filed on April 2, 1999).

2        Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the
         Rights Agreement, dated as of March 11, 1999, by and between Trinity
         Industries, Inc. and The Bank of New York, as Rights Agent (filed herewith).

3        Certificate of Designation, Preferences and Rights of Series A Junior
         Participating Preferred Stock and Form of Certificate of Amendment to
         Certificate of Designation, Preferences and Rights of Series A Junior
         Participating Preferred Stock of Trinity Industries, Inc. (attached as
         Exhibit 1 to the Rights Agreement filed as Exhibit 1).

4        Form of Rights Certificate (attached as Exhibit 2 to the Rights
         Agreement filed as Exhibit 1).